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                                                                   Exhibit 10.12


                     AMENDMENT No. 1 TO EMPLOYMENT AGREEMENT

This Amendment No. 1 ("Amendment No. 1"), is made as of this 1st day of September, 2002 by and between deltathree, Inc. a Delaware corporation (the "Company") and Paul White ("Executive").

                                   WITNESSETH

         WHEREAS, the Company and Executive have entered into an Employment Agreement dated as of August 28, 1999 (the "Employment Agreement"); and

         WHEREAS, the Company and Employee wish to enter into this Amendment to provide, among other things, that the Executive shall serve as the Company's Chief Financial Officer from and after the date of this Amendment No.
1;

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants undertaken herein, and with the intent to be legally bound hereby, the Company and Executive hereby agree to amend the Employment Agreement as follows:


1. Section 1(b) of the Employment Agreement shall be amended and restated in its entirety as follows:


(b) Term of Employment. The Company shall employ Executive for a term (the "Term") commencing on the Commencement Date and ending on August 31 2004, and shall thereafter automatically renew for one-year periods unless either party provides the other party with written notice of non-renewal at least 60 days prior to expiration of a term. The period commencing on the Commencement Date and ending on the earlier of (i) the expiration of the Term, or (ii) the date of Executive's termination of employment pursuant to Section 5(a) shall be referred to as the "Employment Period".

2. Section 3(a) of the Employment Agreement shall be amended and restated in its entirety as follows:

(a) Base Salary. During the Employment Period, the Company shall pay Executive a base salary at the annual rate of US$213,000; provided that, Executive's annual base salary shall be increased as of January 1 of each year, commencing January 1, 2003, by an amount equal to the base salary then in effect, multiplied by the percentage increase in the Cost of Living Index during the preceding year. However, for pay check computation purposes only, during 2002, $180,000 will be used to reflect the Executive's agreement to a voluntary and temporary pay reduction during 2002. All other calculations will utilize the formulae described elsewhere within the contract utilizing the then current base salary (e.g., $213,000 in 2002).

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         The "Cost of Living Index" means the consumer price index for all urban consumers in the New York metropolitan area published by the Department of Labor, or if such index is no longer available, such other generally available index measuring changes in consumer purchasing power (in the New York metropolitan area or nationally) designated by the Board of Directors. Any delay in increase in Executive's annual base salary by reason of the unavailability of any such index at the time any such increase shall otherwise be due shall be made up by a lump sum payment promptly after the index becomes available. Executive's salary, as adjusted for any increase in the Cost of Living Index, may be further increased at the option and in the discretion of the Board of Directors (such salary, as the same may be increased from time to time, is referred to herein as the "Base Salary"). The Base Salary shall be payable in such installments (but not less frequent than monthly) as the salaries of other employees of the Company are paid.

3. Section 4(b) of the Employment Agreement shall be amended and restated in its entirety as follows:

(b) Benefits. During the Employment Period, Executive shall be eligible to participate in (i) each welfare benefit plan sponsored or maintained by the Company, including, without limitation, each group life, hospitalization, medical, dental, health, accident or disability insurance or similar plan or program of the Company, (ii) each pension, profit sharing, retirement, deferred compensation or savings plan sponsored or maintained by the Company, in each case, whether now existing or established hereafter, on the same basis as generally made available to other senior officers of the Company, (iii) all other benefits sponsored or maintained by the Company, in each case, whether now existing or established hereafter, on the same basis as generally made available to other management level employees of the Company.

4. Section 5(c) of the Employment Agreement shall be amended and restated in its entirety as follows:

(c) Timing of Payments. Earned Salary shall be paid in a single lump sum as soon as practicable, but in no event later than the earlier of 60 days following the end of the Employment Period or the day such Earned Salary would have been payable under the Company's normal payroll practices. Vested Benefits shall be payable in accordance with the terms of the plan, policy, practice, program, contract or agreement under which such benefits have accrued except as otherwise expressly modified by this Agreement. Severance Benefits shall be paid in a single lump sum 5 days prior to the Termination Date.

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5.       Section 5(e), paragraph 9 of the Employment Agreement shall be amended and restated in its entirety as follows:

         "Termination for Good Reason" means a termination of Executive's employment by Executive within 90 days following (i) a reduction in Executive's annual Base Salary and/or bonus opportunity; (ii) a material reduction in Executive's positions, duties, responsibilities or reporting lines from those described in Section 2 hereof; (iii) a material change in Executive's work location; (iv) a Change in Control; or (v) a material breach of this Agreement by the Company. Notwithstanding the foregoing, a termination shall not be treated as a Termination for Good Reason (x) if Executive shall have consented in writing to the occurrence of the event giving rise to the claim of Termination for Good Reason or (y) unless Executive shall have delivered a written notice to the Company within 30 days of his having actual knowledge of the occurrence of one of the events specified in clause (i), (ii) or (iii) above stating that he intends to terminate his employment for Good Reason and specifying the factual basis for such termination, and such event, if capable of being cured, shall not have been cured within 30 days of the receipt of such notice.

         6. Capitalized terms used in this Amendment No. 1 and not otherwise defined shall have the meanings ascribed to such terms in the Employment Agreement.

         7. Except as otherwise provided herein, the Employment Agreement shall remain in full force and effect.

         8. This Amendment No. 1, together with the Employment Agreement as so modified, shall be subject to amendment, modification or waiver only by a mutually signed written instrument which by its terms evidences an intention to modify or amend the provisions hereof.

         9. Any questions or other matters arising under this Amendment No. 1, whether of validity, interpretation, performance or otherwise, will therefore be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be wholly performed in New York, without reference to principles of conflicts or choice of law under which the law of any other jurisdiction would apply.

         10. This Amendment No. 1 may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, this Amendment No. 1 has been executed by Executive and then by the Company in New York, New York, on the dates shown below, but effective as of the date and year first above written.


Date: September 1, 2002                       /s/ Paul C. White
                                             ------------------------------
                                              Executive


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         deltathree., Inc.


Date: September 1, 2002                       /s/ Shimmy Zimels
                                             -------------------------------
                                             Name:  Shimmy Zimels
                                             Title: Chief Executive Officer


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